                                                                  EXHIBIT 99.h-2

                           INBOUND CALL MANAGEMENT AND
                         FULFILLMENT SERVICES AGREEMENT


         THIS AGREEMENT is made as of the 6th day of August, 2001, by and between Scout Investment Advisors, Inc., a Missouri corporation (the "Corporation"), and Sunstone Distribution Services, LLC, a Wisconsin limited liability company ("Sunstone").

         WHEREAS, the Corporation serves as Investment Adviser and Manager to the UMB Scout Funds (such investment portfolios and any additional investment portfolios are individually referred to as a "Fund" and collectively the "Funds"); and

         WHEREAS, the Funds are registered under the Investment Company Act of 1940, as amended (the "Act"), as open-end management investment companies which are authorized to issue shares of stock or beneficial interests, as applicable, in separate series and/or classes with each such series or class representing the interests in a separate portfolio of securities and other assets;

         WHEREAS, Sunstone offers various inbound call management and fulfillment services to investment companies and others; and

         WHEREAS, the Corporation and Sunstone desire to enter into an agreement pursuant to which Sunstone shall provide on behalf of the Corporation certain inbound call management and fulfillment services to such Funds as are listed on Schedule A hereto and any additional Funds the Corporation and Sunstone may agree upon and include on Schedule A as such Schedule may be amended from time to time.

         NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.       APPOINTMENT AND SERVICES

         (a) The Corporation hereby retains and does hereby authorize Sunstone to provide the inbound call management and fulfillment services described in Schedule B hereto, and Sunstone agrees to provide such services, for the period and compensation and upon the terms set forth in this Agreement.

         (b) The Corporation, at its cost, shall provide Sunstone with the necessary scripts, instructions and all materials (including prospectuses, reports, article reprints, stationery and envelopes) so that Sunstone may provide the services described herein. Notwithstanding anything herein to the contrary, Sunstone shall not be required to provide any services or information that it believes, in its sole discretion, to represent dishonest, unethical or illegal activity. In no event shall Sunstone provide any investment advice or recommendations to any party in connection with its services hereunder. All risk of loss for the materials being inventoried by Sunstone on the Corporation's behalf shall be the responsibility of the Corporation, and Sunstone shall not be responsible for any loss to this material except as such loss may be caused by Sunstone's negligence. Sunstone agrees to use due care in the


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storage of such materials prior to their distribution. The Corporation shall provide Sunstone from time to time at the earliest practicable date with such details as may reasonably be required concerning media schedules, anticipated call volume and other related information so as to facilitate preparation by Sunstone to provide the services hereunder.

2.       FEES AND EXPENSES

         (a) As compensation for the services rendered pursuant to this Agreement, the Corporation agrees to pay Sunstone the fees set forth on Schedule C attached hereto. The prices for the Services set forth on Schedule C shall be fixed through the end of the Initial Term of the Agreement, as hereinafter defined. The parties may amend Schedule C to include fees for any additional services requested by the Corporation, enhancements to current Services, or to add Funds for which Sunstone has been retained. The Corporation agrees to pay Sunstone's then current rate for any Services added to, or any enhancements to existing Services set forth on, Schedule C after the execution of this Agreement. Sunstone shall present the Corporation with a revised Schedule C reflecting Sunstone's fees for the upcoming term at least sixty days prior to the end of the Initial Term and each subsequent term of the Agreement.

         (b) All invoices rendered by Sunstone shall be paid within fifteen (15) days of the date of invoice. At the option of Sunstone, unpaid invoices accrue a finance charge of one and one-half percent (1 1/2%) per month, after the due date, unless Sunstone receives notice from the Corporation in writing prior to the due date of any disputed items from a particular invoice. If requested by Sunstone, out-of-pocket expenses are payable in advance. In the event Sunstone requests advance payment, Sunstone shall not be obligated to incur such expenses or perform the related Service(s) until payment is received.


3.       TERM; AMENDMENTS; ASSIGNMENT

         (a) This Agreement shall become effective with respect to each Fund listed on Schedule A as of the date hereof and, with respect to each Fund not in existence on that date, on the date an amendment to Schedule A to this Agreement relating to that Fund is executed. Unless sooner terminated as provided herein, this Agreement shall continue in effect with respect to each Fund until August 5, 2002 (the "Initial Term"). Thereafter, this Agreement shall continue automatically in effect as to each Fund for successive annual periods unless otherwise terminated as provided herein.

         (b) This Agreement may be terminated with respect to any one or more particular Funds without penalty, after the Initial Term, (i) upon mutual consent of the parties hereto, or (ii) by either party upon not less than thirty
(30) days' written notice to the other party. Upon termination of this Agreement, Sunstone shall promptly return to the Corporation all applicable materials that are the property of the Corporation at the Corporation's expense. All amounts due and owing to Sunstone as of such termination shall become immediately due and payable and the Corporation shall pay such amounts at the termination date.

         (c) Except as expressly provided in this Agreement, the terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written



                                        2


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instrument signed by Sunstone and the Corporation. Sunstone may assign any rights or delegate any obligations under this Agreement upon notification to the Corporation.


4.       NON-EXCLUSIVITY; CONFIDENTIALITY

         (a) The services of Sunstone hereunder are not deemed to be exclusive. Sunstone may render inbound call management and fulfillment services and any other services to others, including other investment companies.

         (b) Sunstone agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Corporation all records relative to the Funds' shareholders acquired in connection with its services hereunder, and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or to disclose such records and information except after prior notification to and approval by the Corporation, which approval shall not be unreasonably withheld or except (i) to an affiliate, as defined by Section 248.3(a) of Regulation S-P (17 CFR 248.1-248.30); or (ii) pursuant to any other exception permitted by Sections 248.14 and 248.15 of Regulation S-P in the ordinary course of business to carry out the activities covered by the exception under which Sunstone received the information. Records and information which have become known to the public through no wrongful act of Sunstone or any of its employees or representatives, and information which was already in the possession of the Sunstone prior to receipt thereof shall not be subject to this paragraph.


5.       LIMITATION OF LIABILITY

         (a) In providing services hereunder, Sunstone shall not be liable for any loss or damage, including counsel fees, resulting from its actions or omissions to act or otherwise, in the absence of its willful misfeasance or negligence in connection with its duties under this Agreement, or for any loss or damage resulting from its actions or omissions in accordance with the instructions, directions or requests of officers or representatives of the Corporation.

         (b) The Corporation shall indemnify and hold harmless Sunstone from and against any and all claims, actions, suits, demands, losses, expenses and liabilities (including the costs of investigating or defending any alleged claims, actions, suits, demands, losses, expenses and liabilities) (collectively, "Losses") of any and every nature which Sunstone may sustain or incur or which may be asserted against Sunstone by any person arising directly or indirectly out of any action taken or omitted to be taken by Sunstone in performing the services hereunder; provided that this indemnification shall not apply to actions or omissions of Sunstone in cases of its own willful misfeasance or negligence. As used in this Section 5, the term "Sunstone" shall include past and present members, officers, employees, representatives, authorized agents and assigns of Sunstone as well as Sunstone and its affiliates themselves.

         (c) The Corporation further agrees to indemnify, defend and hold harmless Sunstone from and against any and all Losses which Sunstone may sustain or incur or which may be asserted against Sunstone by any person arising out of or resulting from the actions or omissions of Sunstone when


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acting in accordance with the instructions, directions or requests of officers or representatives of the Corporation.

         (d) Notwithstanding anything herein to the contrary, Sunstone will be excused from its obligation to perform any act, service or obligation required of it hereunder for the duration that such performance is prevented by events beyond its reasonable control and it shall not be responsible for any damage, loss of data, errors, delay or any other loss whatsoever caused thereby. Sunstone will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond its control. The indemnity and defense provisions set forth in this Section 5 shall indefinitely survive the termination and/or assignment of this Agreement. Under no circumstances shall Sunstone be liable for any incidental, consequential or punitive damages, direct or indirect.


6.       GOVERNING LAW; INVALIDITY

This Agreement shall be governed by Wisconsin law, excluding the laws on conflicts of laws. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the Act or any rule or order of the Securities and Exchange Commission thereunder. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.


7.       MISCELLANEOUS

         (a) The 800-telephone number that the Corporation transfers to Sunstone, in order for Sunstone to provide the services hereunder to the Corporation, shall remain the property of the Corporation. In the event that this Agreement is terminated, Sunstone shall assert no claim in or to this telephone number.

         (b) This Agreement and the Schedules incorporated hereto constitute the full and complete understanding and agreement of Sunstone and the Corporation and supersedes all prior negotiations, understandings and agreements.



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8.       NOTICES

         Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to be effective upon the date specified on the return receipt when sent by registered or certified mail, postage prepaid, return receipt requested, as follows: Notice to Sunstone shall be sent to Sunstone Distribution Services, LLC, 803 West Michigan Street, Suite A, Milwaukee, WI, 53233, Attention: Peter Hammond, and notice to the Corporation shall be sent to Scout Investment Advisors, Inc., 1010 Grand Boulevard, Kansas City, MO, 64106, Attention: John C. Pauls.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.


                                           SCOUT INVESTMENT ADVISORS, INC.
                                           (the "Corporation")


                                           By:
                                              --------------------------------

                                              ---------------

                                              ---------------

                                           SUNSTONE DISTRIBUTION SERVICES, LLC
                                           ("Sunstone")


                                           By:
                                              --------------------------------
                                                Peter Hammond
                                                Vice President



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




                                   SCHEDULE A
                                     TO THE
           INBOUND CALL MANAGEMENT AND FULFILLMENT SERVICES AGREEMENT
                                 BY AND BETWEEN
                         SCOUT INVESTMENT ADVISORS, INC.
                                       AND
                       SUNSTONE DISTRIBUTION SERVICES, LLC

                                      FUNDS


                                  Name of Funds


UMB Scout Stock Fund
UMB Scout Stock Select Fund
UMB Scout Equity Index Fund
UMB Scout Small Cap Fund
UMB Scout WorldWide Fund
UMB Scout WorldWide Select Fund
UMB Scout Technology Fund
UMB Scout Energy Fund
UMB Scout Balanced Fund
UMB Scout Bond Fund
UMB Scout Kansas Tax-Exempt Bond Fund
UMB Scout Money Market Fund
      Federal Portfolio
      Prime Portfolio
UMB Scout Tax-Free Money Market Fund





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


                                   SCHEDULE B
                                     TO THE
           INBOUND CALL MANAGEMENT AND FULFILLMENT SERVICES AGREEMENT
                                 BY AND BETWEEN
                         SCOUT INVESTMENT ADVISERS, INC.
                                       AND
                       SUNSTONE DISTRIBUTION SERVICES, LLC

                                    SERVICES


INBOUND CALL MANAGEMENT


- Standard business hours: 7 a.m. - 7 p.m. CST, Monday through Friday (except major holidays)

-    Qualify callers

-    Provide detailed responses to fund inquiries (not scripted)

-    Identify buyer/investment needs

-    Automated voice response system

-    Custom database maintenance

-    Periodic activity reporting

-    Names, addresses, telephone numbers and types of inquiries

-    Call tracking, by:

     -   Fund

     -   Zip code or geographic region

     -   Source code


-    Call switching

     -   Complex calls can be forwarded to fund, if desired

     -   Transfer calls to transfer agent



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FULFILLMENT

-  Literature request standards

- Filled and mailed typically within 24 hours (but at least within 3 business days with respect to all documents required by the SEC to be sent within such timeframes).

-  On-site inventory control

-  Customized literature fulfillment

- Personalized letters developed by the Corporation or by Sunstone (with prior approval by the Corporation)

-  Customized investor kit assembly

- Fulfill literature requests downloaded from the Corporation's Internet site

-  Periodic reporting

-  Kit report

-  Advanced notice of need to order additional materials

MISCELLANEOUS

-  Reference Manual maintenance and representative training.


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


                         AMENDED AND RESTATED SCHEDULE C
                                     TO THE
           INBOUND CALL MANAGEMENT AND FULFILLMENT SERVICES AGREEMENT
                                 BY AND BETWEEN
                         SCOUT INVESTMENT ADVISORS, INC.
                                       AND
                       SUNSTONE DISTRIBUTION SERVICES, LLC


                                  FEE SCHEDULE


Intending to be legally bound, the undersigned hereby amend and restate Schedule C to the aforementioned Agreement as follows, effective as of August 6, 2001:

CUSTOMER CONTACT MANAGEMENT (SALES CALLS)

  -      SET-UP                                                                         $7,000

  -      BASE FEE                                                                       $5,000/Month

  -      INBOUND CALLS

         Live Representative                                                            $1.50/Minute
         Transfers to Toll Number                                                       $.85/Minute
         Transfers to 800 Number                                                        $.70/Minute

  -      SUNSTONE 4.E-CORRESPONDENCE(SM)
         --   Monthly management fee                                                    $2,000
         --   Per e-mail charge                                                         $3.25

FULFILLMENT SERVICES

  -      Standard Package for Mailing
         Up to 3 pieces                                                                 $1.00
         Additional inserts                                                             $0.05 each
         Welcome letter                                                                 $1.00 each
         E-MAIL processing                                                              $1.00/literature request

  -      Other expenses
         Follow-up Letter                                                               $1.00 each
         Postage                                                                        At cost
         Bulk mailings                                                                  Priced by project
         Third party automated call processor                                           At cost
         Long distance                                                                  At cost
         Phone surcharges                                                               At cost

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

         Facsimile (per sheet)                                                          $1.50
         Photocopies                                                                    $0.25
         Express deliveries                                                             At cost
         Customized monthly reports                                                     $150.00 each
         Ad Hoc reports                                                                 $150.00 and up
         Customized programming                                                         $150.00/hour
         Storage (per skid)                                                             $20.00/month
         Special projects                                                               Priced by project

PREMIUM SERVICES

The following premium services can be purchased ala carte to best suit your needs. Prices and methods of pricing listed on this Schedule C for such services are subject to change. Detailed descriptions of these services are available upon request.

     Weekend/holiday services (8 hour day)                                              $2,000/day
        Three representatives                                                           no additional charge
        Each additional representative                                                  $400
        Additional hours over 8                                                         $75/hour

     Sunstone 4.net(R) Fulfillment Suite
     --  Sunstone hosted forms set up                                                   $2,500
     --  Monthly maintenance                                                            $150
     --  Data feed set up                                                               $2,000
     --  Monthly maintenance                                                            $200

     Advisor Support Desk
     --  Set up                                                                         $5,000
     --  Monthly                                                                        $7,500

     Conference Support
     --  Sunstone representative at conference                                          $750/day
     --  Coordinating delivery of conference materials                                  no additional charge

     Voice Response Unit - Tier IV Automated Prospectus Service
     --  Set up                                                                         $750
     --  Monthly maintenance                                                            $325/Month
     --  Volume charges                                                                 $1.00/Minute

     Supermarket Channel
     --  Dedicated rep to monitor market timers and qualify dollars
     --  Monthly maintenance                                                            $7,500/Month

     Proprietary Channel
     --  Sales Support                                                                  $7,500/Month
     --  Training Support                                                               $750/Day

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

Dated and effective as of the 6th day of August, 2001.


SCOUT INVESTMENT ADVISORS, INC.


By:
   --------------------------------------------------

Its:
    -------------------------------------------------


SUNSTONE FINANCIAL GROUP, INC.

By:
   --------------------------------------------------

Its:
    -------------------------------------------------



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